Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Number 333-102805 on Form S-8 dated January 29, 2003, pertaining to the Capital Accumulation Plan of Rochelle Foods, LLC, a wholly owned subsidiary of Hormel Foods Corporation, of our report dated April 24, 2015, with respect to the financial statements and supplemental schedule of the Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended October 26, 2014.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 24, 2015